Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan of our reports dated March 17, 2014, with respect to the consolidated financial statements of Quicksilver Resources Inc. and the effectiveness of internal control over financial reporting of Quicksilver Resources Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2013 and 2012, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Fort Worth, Texas
March 17, 2014